UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-54867 (Commission File Number)	80-0671280 (I.R.S. Employer of Incorporation)

2435 Dixie Highway
Wilton, FL 33305

(Address of principal executive offices, including zip code)

(954) 947-6133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year.

On April 3, 2019 we filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock with the Delaware Secretary of State to create a new class of preferred stock, $0.001 par value per share, designated Series B Convertible Preferred Stock (“Series B Preferred Stock”) and authorized the issuance of up to 1,500,000 shares of Series B Preferred Stock. The Series B Preferred Stock has no voting, liquidation or other rights other than the right to receive dividends and to convert into common stock. The stated value of each share of Series B Convertible Preferred for purposes of conversions and dividends is $1.15 (the “Conversion/Dividend Stated Value”). The stated value of each share of Series B Convertible Preferred for purposes of redemptions is $1.35 (the “Redemption Stated Value”).

Subject to earlier conversion or redemption, the Series B Preferred Stock will automatically convert into fully paid and non-accessible shares of our common stock 24 months following the date of issuance of such Series B Preferred Stock without any action or payment required on the part of the holder of the Series B Convertible Preferred Stock. Subject to a floor price limitation of $0.03 per share, the automatic conversion price to which the Conversion/Dividend Stated Value will be applied will be the lower of (i) $0.10 per share of common stock; or (ii) a 20% discount to the lowest volume weighted average price (“VWAP”) for our common stock on our principal trading market during the five (5) trading days immediately prior to the automatic conversion date.

Subject to earlier conversion or redemption, the Series B Preferred Stock will also automatically convert into fully paid and non-assessable shares of common stock upon the conversion terms provided above if (i) the closing sale price for our common stock on our principal trading market closes at or above $0.20 for 10 consecutive trading days;(ii) our common stock is uplisted to NASDAQ or a national securities exchange; or (iii) we complete an offering of securities resulting in aggregate gross proceeds of not less than $3,000,000. Notwithstanding the foregoing, the automatic conversion events set forth in (i), (ii) and (iii) above are not applicable during the 180 day period following the issuance date or if the common stock issuable upon conversion is not registered or subject to sale pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act of 1933, as amended.

Commencing 180 days after the issuance date, the holders of Series B Preferred Stock will have the right to convert their Series B Convertible Preferred at any time into Common Stock on the same conversion terms applicable to automatic conversions.

Absent the prior written approval of the Company, all automatic and optional conversions of Series B Preferred Stock must be for a minimum of 5,000 shares of Series B Preferred except in cases where the holder owns less than 5,000 shares and is converting all Series B Preferred shares then owned by the holder. No fractional shares of Common Stock will be issued upon conversions of the Series B Convertible Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Company will round up to the next full share.

Dividends at the rate of 12% per annum (1% per month) are payable on the Conversion/Dividend Stated Value of the Series B Preferred Stock in cash or stock at our discretion. Dividends are payable at the end of each month following the applicable issuance date. Dividends payable in stock will be calculated based on the 5-day VWAP during each of the last 5 trading days of the month for which payment is being made. To the extent that a month for which dividends are payable does not involve a full month because shares of Series B Preferred Stock were issued, redeemed, or converted during such month, the dividend payable shall be pro-rated to reflect the number of days of such month that the dividend applies to. In all events, dividends shall not be payable for periods following redemption, conversion or the 24 month anniversary of the applicable issuance date.

The Series B Preferred Stock is redeemable in cash by us at any time prior to conversion upon five business days prior written notice to the holder at the Redemption Stated Value for each share being redeemed.

The automatic and optional conversion price will be appropriately adjusted to reflect stock splits, stock dividends (exclusive of the dividends payable on the Series B Preferred Stock) business combinations and similar recapitalization.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 3.1	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Registrant as filed with the Delaware Secretary of State on April 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date: April 3, 2019	By:	/s/ Robert A. Blair
	Name:	Robert A. Blair
	Title:	Chief Executive Officer

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